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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The First Marblehead Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-110523) of The First Marblehead Corporation of our report, dated August 18, 2004, with respect to the consolidated balance sheets of The First Marblehead Corporation as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004 annual report on Form 10-K of The First Marblehead Corporation.

/s/ KPMG LLP

Boston, Massachusetts
September 13, 2004

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Consent of Independent Registered Public Accounting Firm